Exhibit 10.5

AMENDED AND RESTATED

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL EMPLOYMENT AGREEMENT by and between Crescent Banking Company (the “Company”) and Bonnie B. Boling (“Executive”) is dated as of December 30, 2008, and amends and restates in its entirety the Change of Control Employment Agreement dated as of February 20, 2003, as further amended and restated on May 12, 2006.

The Company’s Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued services of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2 below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations.

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1.    Certain Definitions.

(a)    The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if Executive’s employment with the Company has been terminated either by the Company without Cause or by Executive for Good Reason (as such terms are defined in Section 5), and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b)    The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless this Agreement has been terminated prior to such time, the Change of Control Period shall be extended automatically so as to terminate three years from each Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the Change of Control Period shall not be so extended.

2.    Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a)    individuals who, at the date of this Agreement, constitute the entire Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date hereof and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the 1934 Act (“Election Contest”)) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(b)    any person (including a “group” as such term is used in Section 13(d)(3) of the 1934 Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that such an event shall not be deemed to be a Change of Control of the Company by virtue of any of the following acquisitions: (A) any acquisition by a person who is on the date hereof the beneficial owner of 35% or more of the outstanding Company Voting Securities, (B) an acquisition by the Company which reduces the number of Company Voting Securities outstanding and thereby results in any person acquiring beneficial ownership of more than 35% of the outstanding Company Voting Securities; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control of the Company shall then occur, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Parent or Subsidiary of the Company, (D) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (E) an acquisition pursuant to a Non-Qualifying Transaction (as defined in Section 2(C) hereof); or

(c)    the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of Company securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company whether or not a shareholder vote is required and including, without limitation, one or more tender offers (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation or entity resulting from such Reorganization or the corporation or entity which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent corporation or entity that directly or indirectly has beneficial ownership of 50% or more of the voting securities eligible to elect directors of the Surviving Company (the “Parent Company”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than (x) the Company, (y) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company, or (z) a person who immediately prior to the Reorganization or Sale was the beneficial owner of 35% or more of the outstanding Company Voting Securities) is the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company), and (C) at least a majority of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale. Any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction;” or

(d)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.    Employment Period. Unless Executive’s employment is terminated earlier in accordance with Section 6 herein, the Company hereby agrees to continue Executive in its employ of the Company, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).

4.    Terms of Employment.

(a)    Position and Duties.

(i) During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, and (B) Executive’s services shall be performed at the location where

Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, Executive may, without violating this Agreement (A) serve on corporate, civic or charitable boards or committees, (B) engage in other business activities that do not represent a conflict of interest with the full execution of his duties to the Company, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

(b)    Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any entity controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary, Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to Executive’s highest annual bonus for the last three full fiscal years prior to the Effective Date (annualized in the event that Executive was not employed by the Company for the whole of such fiscal year). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus in accordance with the terms of the Company’s deferred compensation plan, if any.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company and its affiliated companies (“Peer Executives”), but in no event shall such plans, practices, policies and programs provide Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to Executive, those provided generally at any time after the Effective Date to Peer Executives.

(iv) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives.

(v) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company applicable to Peer Executives.

(vi) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company applicable to Peer Executives.

5.    Termination of Employment.

(a)    Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” means the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a continuous period of six (6) months during any continuous twelve (12) month period.

(b)    Cause. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure or refusal of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company which specifically identifies the manner in which such Board believes that Executive has not substantially performed Executive’s duties, or

(ii) the engaging by Executive in illegal conduct;

(iii) misconduct by Executive which subjects the Company to liability or is otherwise injurious to the Company;

(iv) the material breach of this Agreement by Executive; or

(v) the failure or refusal of Executive to follow a lawful directive of the Board of Directors of the Company after a written demand for performance is delivered to Executive by the Board of Directors of the Company which specifically identifies the manner in which such Board believes that Executive has failed to follow the directive.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of the Company finding that Executive is guilty of the conduct described in subparagraph (i) - (v) above.

(c)    Good Reason. Executive may terminate his employment for Good Reason or for no reason at any time. “Good Reason” means:

(i) without the written consent of Executive, the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action which is remedied by the Company promptly after receipt of written notice thereof given by Executive;

(ii) the Company’s requiring Executive, without his consent, to be based at any office or location that is more than 35 miles from the location where Executive was employed immediately prior to the Effective Date;

(iii) a reduction in Executive’s Annual Base Salary or benefits as in effect on the Effective Date or as the same may be increased from time to time that is not remedied by the Company promptly after receipt of written notice thereof given by Executive;

(iv) the failure by the Company (a) to continue in effect any compensation plan in which Executive participates as of the Effective Date that is material to Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants that is not remedied by the Company promptly after receipt of written notice thereof given by Executive;

(v) any failure by the Company to comply with and satisfy Section 12(c) of this Agreement; or

(vi) the material breach of this Agreement by the Company.

Anything in this Agreement to the contrary notwithstanding, a termination by Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

(d)    Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. A “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the termination date (which date shall be not less than sixty (60) days after the giving of such notice). If a dispute exists concerning the provisions of this Agreement that apply to Executive’s termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence. Subject to any applicable six-month delay by reason of the Executive being a Specified Employee (as defined in Section 15 herein) at the time of Executive’s separation from service, as described below in Section 6(a), (b) or (d), within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). The failure by either party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

(e)    Date of Termination. The “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the effective date of termination specified in the Notice of Termination, or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

6.    Obligations of the Company upon Termination.

(a)    Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, then in consideration of Executive’s services rendered prior to such termination and subject to Section 15 herein:

(i) the Company shall pay to Executive in a lump sum in cash, within 30 days after the Date of Termination, the sum of (1) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii) the Company shall pay to Executive in cash the aggregate of the following amounts:

A.    the product of (x) Executive’s highest annual bonus from the Company, including any bonus or portion thereof which has been earned but deferred, for any of the last three full fiscal years prior to the Date of Termination (such amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Prorata Bonus”); and

B.    the amount equal to two (2) times the sum of Executive’s Annual Base Salary at the rate in effect on the Date of Termination plus the Highest Annual Bonus paid to Executive during the latest two years;

The sum of the amounts described in Section 6(a)(ii) A and B shall be hereinafter referred to as the “Severance Payments.” Subject to Section 15 herein, the Company shall pay the Severance Payments a lump sum in cash within thirty (30) days after the Date of Termination. Notwithstanding the foregoing, if the Severance Payments become payable to Executive during a period in which Executive is a Specified Employee (as defined in Section 15 herein), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), Executive’s right to receive the Severance Payments will be delayed until the earlier of (i) a date no later than thirty (30) days following Executive’s death or (ii) the first day of the seventh (7th) month following Executive’s separation from service.

(iii) for a period of two (2) years from the Date of Termination (the “Benefits Continuation Period”), the Company shall continue to provide any group health benefits to which Executive and/or Executive’s eligible dependents would otherwise be entitled to continue under COBRA, or benefits that are at least equal to those group health benefits which would have been provided to them in accordance with the medical plans described in Section 4(b)(iv) of this Agreement if Executive’s employment had not been terminated; provided, however, that (A) if Executive becomes re-employed with another employer and is eligible to receive group health benefits under another employer provided plan, the group health benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (B) the Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (C) during the Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year; (D) the reimbursement of an eligible expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (E) Executive’s rights pursuant to this Section 6(a)(iii) shall not be subject to liquidation or exchange for another benefit.

The Executive shall receive a tax gross-up payment to cover any personal taxes imposed on Executive with respect to the group medical benefits provided in this Section 6(iii); provided, however, that any such tax gross-up payment shall be made by December 31 of the year following the year in which Executive remits the related taxes.

(iv) all unvested stock options to acquire stock of the Company and all awards of restricted stock of the Company held by Executive as of the Date of Termination shall be immediately and fully vested as of the Date of Termination and, in the case of stock options, shall be fully exercisable as of the Date of Termination; and

(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)    Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations, the Prorata Bonus and the timely payment or provision of Other Benefits. Subject to Section

15 herein, the Accrued Obligations and the Prorata Bonus shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Notwithstanding the foregoing, if the Prorata Bonus becomes payable to Executive pursuant to this Section 6(b) by reason of Executive’s termination of employment for Disability during a period in which Executive is a Specified Employee, then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), Executive’s right to receive payment of the Prorata Bonus will be delayed until the earlier of (i) a date no later than 30 days following Executive’s death or (ii) the first day of the seventh month following Executive’s separation from service. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(b) shall include, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death or disability, if any, as are applicable to Executive on the Date of Termination.

(c)    Cause or Voluntary Termination without Good Reason. If Executive’s employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

(d)    Expiration of Employment Period. If Executive’s employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations, the Prorata Bonus and the timely payment or provision of Other Benefits. Accrued Obligations and the Prorata Bonus shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination, subject to Section 15 herein. Notwithstanding the foregoing, if the Prorata Bonus becomes payable to Executive under this Section 6(d) during a period in which Executive is a Specified Employee, then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), Executive’s right to receive payment or distribution of the Prorata Bonus will be delayed until the earlier of (i) a date no later than 30 days following Executive’s death or (ii) the first day of the seventh month following Executive’s separation from service.

7.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, or program or agreement except as explicitly modified by this Agreement.

8.    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as explicitly provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

9.    Costs of Enforcement.

(a)    In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, if Executive is awarded some or all of the relief sought by any court, arbitrator or mediator or in settlement of his claims, Executive shall be entitled to be paid his costs and expenses incurred by him in enforcing or establishing his rights thereunder, including reasonable attorneys’ fees and charges in the same proportion to the amount awarded or settled bears to the amount sought, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, arbitration, mediation or appellate proceedings. If Executive is awarded the right to recover costs and expenses under this Section 9, the reimbursement of an eligible expense shall be made within 10 business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established.

(b)    Executive shall also be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder. Such reimbursement of expenses shall be made on a current basis, as incurred, and in no event later than December 31 of the year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of such audit or proceeding no taxes are remitted, December 31 of the year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding.

10.    Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive’s employment with the

Company or such affiliated companies, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

11.    Noncompetition. Executive acknowledges and aggress that his duties the Company involve and primarily consist of management of an FDIC-insured depository institution in the Restricted Area defined below. Executive agrees that, for twelve (12) months following a Change of Control of the Company, Executive shall not engage or participate in the management of an FDIC-insured depository institution, other than the Company, that has its main office or a branch in the Restricted Area. For purposes of this Section 11, the “Restricted Area” shall be Pickens, Bartow, Cobb and Forsyth Counties, Georgia and that area of Fulton County, Georgia north and west of Interstate 285 between Interstate 20 West of Atlanta and Interstate 85 North of Atlanta. Executive acknowledges and agrees that his duties and management responsibility for the Company extended throughout the above-defined Restricted Area. Furthermore, if during the Employment Period the Company terminates Executive without Cause or if Employee terminates for Good Reason, this Section 11 shall terminate and have no further force or effect.

12.    Miscellaneous.

(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s estate, heirs and legatees, and personal and legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement, whether by operation of law, or otherwise.

13.    Certain Additional Payments by the Company.

(a)    Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 12) (a

“Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)    Subject to the provisions of Section 12(c), all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm as may be designated by Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally or regionally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Company to Executive within five (5) business days of the receipt of the Accounting Firm’s determination, and in no event later than December 31 of the year after the year in which the related taxes are remitted to the applicable taxing authorities. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 12(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but no later than December 31 of the year after the year in which the Underpayment is determined to exist.

(c)    Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but in no event later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the

Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred by Executive and otherwise in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 12(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)    If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 12(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

14.    Miscellaneous.

(a)    Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)    Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)    Status Prior to Effective Date. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, Executive’s employment may be terminated by either Executive or the Company at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement. However, absent termination of employment of Executive, this Agreement may not be terminated by the Company during the Change of Control Period and before the Effective Date. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation any then-current employment agreement between the Company or any of its subsidiaries and Executive.

(d)    Governing Law, etc. Except to the extent preempted by federal law, and without regard to conflict of laws principles, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. All references herein to the singular shall include the plural and vice versa, and any reference to gender shall include all genders. The terms “include” and “included”, including and derivations thereof shall mean without limitation by conversation or otherwise.

(e)    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or three days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:	Crescent Banking Company P. O. Box 2020 Jasper, GA 30143 Attention: Chairman of the Board

To Executive:

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)    Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

15.    Code Section 409A.

(a)    General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)    Separation from Service. Notwithstanding anything in this Agreement to the contrary, the Severance Payments under Section 6(a)(ii) and the Prorata Bonus payment under Sections 6(b) or 6(d), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment (collectively, the “Termination Benefits”), will not be payable or distributable to Executive unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon Executive’s termination of employment or the determination of the amounts owed to Executive due to such termination. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection (c) below.

(c)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if the Severance Payments under Section 6(a)(ii) or the Prorata Bonus payment under Sections 6(b) or 6(d), or any other Termination Benefit, becomes payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the amount of the Severance Payments or the Prorata Bonus or other Termination Benefit that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be delayed until the earlier of (i) a date no later than 30 days following Executive’s death or (ii) the first day of the seventh month following Executive’s separation from service.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder: provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(d)    Timing of Reimbursements and In-kind Benefits. During the Employment Period, if Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including but not limited to Sections 4(b)(v) and 13(c), and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under shall be subject to liquidation or exchange for another benefit.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Change of Control Employment Agreement as of the date first above written.

CRESCENT BANKING COMPANY	EXECUTIVE:

By: /s/ J. Donald Boggus, Jr.	/s/ Bonnie B. Boling
Name: J. Donald Boggus, Jr. Title: President and Chief Executive Officer	Bonnie B. Boling